EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statements of Atheros Communications, Inc. and subsidiaries (“the Company”), (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Atheros Communications, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

San Jose, California

February 27, 2008